Exhibit (d)(94)

FORM OF AMENDMENT TO

JANUS INVESTMENT FUND

SUB-ADVISORY AGREEMENT

JANUS HENDERSON SELECT VALUE FUND

THIS AMENDMENT is made this [ ] day of [ ], 2019, between JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”), and PERKINS INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (“Perkins”).

W I T N E S S E T H

WHEREAS, the Adviser and Perkins are parties to a Sub-Advisory Agreement on behalf of Janus Henderson Select Value Fund (the “Fund”), a series of Janus Investment Fund (the “Trust”), dated May 30, 2017 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

WHEREAS, pursuant to Section 10 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement;

WHEREAS, the name of Janus Henderson Select Value Fund has been changed to Janus Henderson Small-Mid Cap Value Fund.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

1.       All references to Janus Henderson Select Value Fund are deleted and replaced with Janus Henderson Small-Mid Cap Value Fund.

2.       The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

3.       This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

JANUS CAPITAL MANAGEMENT LLC

By:

PERKINS INVESTMENT MANAGEMENT LLC

By: